UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 10, 2007

KENDLE INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

Ohio	000-23019	31-1274091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )
441 Vine Street, Suite 1200, Cincinnati, Ohio
45202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 381-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
           Compensatory Arrangements of Certain Officers

(e)     At the annual meeting of shareholders on May 10, 2007, shareholders of Kendle International Inc. (the “Company”) approved the 2007 Stock Incentive Plan (the “2007 Plan”). The 2007 Plan was unanimously approved by the Board of Directors on March 9, 2007, subject to shareholder approval.

The objectives of the 2007 Plan are to enable the Company to compete successfully in retaining and attracting key employees of outstanding ability, to stimulate the efforts of such employees toward the Company’s objectives and to encourage the identification of their interests with those of the Company’s shareholders. Under the 2007 Plan, all employees of the Company and its subsidiaries will be eligible to receive awards. The 2007 Plan is an “omnibus” stock plan that provides for a variety of equity award vehicles to maintain flexibility. The 2007 Plan will permit the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units and stock awards.

A maximum of 1,000,000 shares will be available for grants of all equity awards under the 2007 Plan. The 2007 Plan does not permit the repricing of options or stock appreciation rights without the approval of shareholders and does not contain an “evergreen” provision to automatically increase the number of shares issuable under the 2007 Plan, except for certain adjustments resulting from stock splits and other specified events.

The foregoing summary of the 2007 Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2007 Plan attached as Annex I to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENDLE INTERNATIONAL INC.

Date: May 14, 2007	By:	/s/ Karl Brenkert III
Karl Brenkert III
Senior Vice President-Chief Financial Officer